EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of the 23rd day of December, 2007 (the “Effective Date”) by and between NeurogesX, Inc., a Delaware corporation, with its principal office at 2215 Bridgepointe Parkway, Suite 200, San Mateo California 94404 (the “Company”), and the several purchasers identified in the attached Exhibit A (individually, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to issue and sell to the Purchasers an aggregate of (i) approximately 4,020,910 shares (the “Shares”) of the authorized but unissued shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”); and (ii) warrants in the form attached as Exhibit B to purchase an aggregate of approximately 1,206,273 shares of Common Stock (each, a “Warrant,” and collectively, the “Warrants”); and

WHEREAS, the Purchasers, severally and not jointly, wish to purchase the Shares and the Warrants on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” of a party means any corporation or other business entity controlled by, controlling or under common control with such party. For this purpose “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.

(b) “Agreement” means this Securities Purchase Agreement.

(c) “Initial Closing Date” means the date of the first Closing under this Agreement.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

(e) “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the date hereof, among the Company and the Purchasers.

(f) “Operative Agreements” shall mean the Registration Rights Agreement, Amendment No. 1 to the Third Amended and Restated Investors’ Rights Agreement and the Warrants together with this Agreement.

(g) “Majority Purchasers” shall mean Purchasers which, at any given time, hold greater than fifty percent (50%) of the voting power of the outstanding Shares issued and sold pursuant to this Agreement, that have not been resold pursuant to an effective registration statement under the Securities Act or Rule 144 under the Securities Act.

(h) “Person” means any person, individual, corporation, partnership, limited liability company, trust or other entity and any Governmental Entity.

(i) “Rules and Regulations” shall mean the rules and regulations of the SEC.

(j) “SEC” shall mean the Securities and Exchange Commission.

(k) “SEC Documents” shall mean the Company’s Registration Statement on Form S-1 (SEC File No.: 333-140501) and the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, and any other statement, report (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), registration statement (other than registration statements on Form S-8) or definitive proxy statement filed by the Company with the SEC during the period commencing on May 1, 2007 and ending on the Initial Closing Date.

(l) “Securities” shall mean the Shares, the Warrants and the Underlying Shares.

(m) “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

(n) “Underlying Shares” shall mean the shares of Common Stock issuable upon exercise of the Warrants.

2. Purchase and Sale of Securities.

2.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, hereby agrees to purchase from the Company, at the applicable Closing (as defined below), (i) the number of shares of Common Stock set forth opposite the name of such Purchaser under the heading “Number of Shares to be Purchased” on Exhibit A hereto at a per Share purchase price equal to $6.18 and (ii) a Warrant to purchase the number of shares of Common Stock set forth opposite the name of such Purchaser under the heading “Number of Warrant Shares Underlying Warrants” on Exhibit A hereto at a per Underlying Share purchase price equal to $0.125. The total purchase price payable by each Purchaser for the Shares and Warrant that such Purchaser is hereby agreeing to purchase is set forth opposite the name of such Purchaser under the heading “Aggregate Purchase Price of Shares and Warrant” on Exhibit A hereto. The aggregate purchase price payable by the Purchasers to the Company for all of the Shares and Warrants shall be approximately $25,000,007.93.

2.2 Closings. The Initial Closing of the transactions contemplated under this Agreement (the “Initial Closing”) shall take place at the offices of Wilson

Sonsini Goodrich & Rosati Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, counsel to the Company, on December 28, 2007 or at such other location, date and time as may be agreed upon between the Majority Purchasers and the Company. At the Initial Closing, the Company shall deliver to each Purchaser indicated on Exhibit A as participating in such Closing a single stock certificate representing the number of Shares purchased by such Purchaser and a single Warrant purchased by such Purchaser representing the right to acquire the number of Underlying Shares set forth on Exhibit A, each to be registered in the name of such Purchaser, or in such nominee’s or nominees’ name(s) as designated by such Purchaser in writing in the form of the Investor Questionnaire attached hereto as Appendix I, against payment of the purchase price therefor by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing. The Subsequent Closing of the transactions contemplated under this Agreement (the “Subsequent Closing”, each a “Closing” and along with the Initial Closing, the “Closings”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, counsel to the Company, on January 3, 2007 or at such other location, date and time as may be agreed upon between the Majority Purchasers and the Company. At the Subsequent Closing, the Company shall deliver to each Purchaser indicated on Exhibit A as participating in such Closing a single stock certificate representing the number of Shares purchased by such Purchaser and a single Warrant purchased by such Purchaser representing the right to acquire the number of Underlying Shares set forth on Exhibit A, each to be registered in the name of such Purchaser, or in such nominee’s or nominees’ name(s) as designated by such Purchaser in writing in the form of the Investor Questionnaire attached hereto as Appendix I, against payment of the purchase price therefor by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing.

3. Representations and Warranties of the Company. The Company hereby represents and warrants as of the Initial Closing to each of the Purchasers as follows:

3.1 Incorporation. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of Delaware with full power and authority (corporate and other) to own, lease and operate, as the case may be, its properties and conduct its business as now conducted. The Company is duly qualified to transact business and is in good standing in the State of California and in each other jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, results of operations or prospects of the Company (“Material Adverse Effect”). The Company has not received a written notification that any proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Company’s knowledge, no proceeding has been instituted or is threatened in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company is in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect. The Company is not in violation of its charter or bylaws. Neither the Company nor, to the Company’s knowledge, any other party is in breach or violation in any material respect of any of the terms and provisions of, or in default under, any Contract still in effect as of the date of this Agreement, and the Company has not received a written notification of any such breach, violation or default or any termination of any such Contract. The Company’s sole subsidiary is a non-operating company with de minimis assets and liabilities and no business operations. Complete and correct copies of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of the Company as in effect on the Effective Date have been filed by the Company with the SEC.

3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Operative Agreements and to perform the transactions contemplated hereby and thereby. The Operative Agreements have been duly authorized, executed and delivered by the Company and are valid and binding agreements on the part of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. The performance of the Operative Agreements and the consummation of the transactions therein contemplated will not result in (A) any violation of the Certificate of Incorporation or Bylaws of the Company or (B) a breach or violation of any of the terms and provisions of, or constitute a default under any contract, agreement, license, understanding, indenture, mortgage, deed of trust, loan agreement, joint venture, lease (including without limitation any sale and leaseback arrangement) or bond, debenture, note or other evidence of indebtedness, to which the Company is a party or by or to which it or its properties (including without limitation all Company Intellectual Property (as defined in Section 3.9(b)) are or may be bound or subject and that is attached or required to be attached as an exhibit to the SEC Documents, as defined below, (each, a “Contract”) or any law, order, ruling, rule, regulation, writ, assessment, injunction, judgment or decree of any government or governmental court, agency or body, domestic or foreign, having jurisdiction over the Company or over any of its respective properties (including without limitation all Company Intellectual Property) or Contracts (“Government Entity”) or by or to which they or such of its properties or Contracts are or may be bound or subject (each, a “Law”), except in the case of this clause (B), such defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, authorization or order of or qualification with any Person is required for the execution and delivery of this Agreement or the other Operative Agreements and the consummation by the Company of the transactions herein and therein contemplated, except such consents (i) as may be required under the Securities Act, the Exchange Act (if applicable), the Rules and Regulations, or under state or other securities or blue sky laws or the NASDAQ Stock Market LLC ( “NASDAQ”), all of which requirements will be satisfied in all material respects at or prior to the Initial Closing Date and (ii) as contemplated by the Registration Rights Agreement and Amendment No.1 to the Third Amended and Restated Investors’ Rights Agreement.

3.3 Litigation; Contracts. Except as disclosed in the SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened to which the Company or, to the Company’s knowledge, any of its respective directors or officers is a party, or of which any of its respective properties (including without limitation all Company Intellectual Property) or any Contract is the subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency which (a) would be reasonably likely to result in a decision, ruling, finding, judgment, decree, order or settlement preventing the consummation of the transactions contemplated hereby or (b) would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act. There are no Contracts of a character required to be described or referred to in the SEC Documents, and/or filed as an exhibit to the SEC Documents, by the Securities Act, the Exchange Act or the Rules and Regulations, which have not been accurately described in all material respects in the SEC Documents, and/or filed as an exhibit to the SEC Documents.

3.4 Capitalization. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which approximately 13,452,354 shares are outstanding as of December 19, 2007 and (ii) 10,000,000 shares of preferred stock, of which no shares are outstanding on the date hereof. Except for options to purchase Common Stock or other equity awards issued to employees and consultants of the Company pursuant to the employee benefits plans disclosed in the SEC Documents, and except as disclosed in the SEC Documents, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. There are no voting agreements or other similar arrangements with respect to the Common Stock to which the Company is a party.

3.5 Authorization. The Securities have been duly authorized for issuance and sale to the Purchasers pursuant to this Agreement and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Underlying Shares have been duly and validly authorized and reserved for issuance and, upon exercise of the Warrants in accordance with their terms, including payment of the exercise price therefore, the Underlying Shares will be validly issued, fully paid and nonassessable and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. No preemptive right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Securities or the issuance and sale thereof, other than those contemplated by the Operative Agreements. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale or transfer of the Securities, except as may be required under state or other securities or blue sky laws.

3.6 Accountants. Ernst & Young LLP, whose report on the financial statements of the Company is filed with the SEC in the Company’s Registration Statement on Form S-1, are independent registered public accountants as required by the Securities Act and the Rules and Regulations. Except as described in the SEC Documents and as preapproved in accordance with the requirements set forth in Section 10A of the Exchange Act, to the Company’s knowledge, Ernst & Young LLP has not engaged in any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company.

3.7 Financial Statements. The financial statements of the Company included in the SEC Documents, together with the related schedules and notes: (i) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified; (ii) have been prepared in compliance in all material respects with the requirements of the Securities Act and the Rules and Regulations and in conformity with generally accepted accounting principles in the United States applied on a consistent basis during the periods presented and the schedules included in the Registration Statement present fairly, in all material respects, the information required to be stated therein provided, however, that the statements that are unaudited are subject to normal year-end adjustments. There is no transaction, arrangement or other relationship between the Company and any unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Reports and is not disclosed.

3.8 No Changes. Except as set forth in the SEC Documents, subsequent to September 30, 2007 there has not been (i) any change, development or event that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (ii) any transaction that is material to the Company and that would be required to be disclosed in a filing with the SEC, (iii) any obligation, direct or contingent, that is material to the Company, incurred by the Company that would be required to be disclosed in a filing with the SEC (iv) any change in the capital stock or outstanding indebtedness of the Company that is material to the Company, (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or (vi) any material loss or damage (whether or not insured) to the property of the Company that has been sustained.

3.9 Intellectual Property. The Company owns, can obtain on commercially reasonable terms or has valid, binding and enforceable licenses or other rights to use the patents and patent applications, inventions, copyrights, trademarks, service marks, trade names, service names, technology and know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights and excluding generally commercially available “off the shelf” software programs licensed pursuant to shrink wrap or “click and accept” licenses) necessary to conduct its business in the manner described in the SEC Documents (collectively, the “Company Intellectual Property”). The Company Intellectual Property is free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, whether imposed by agreement, contract, understanding, law, equity or otherwise or where any failure to have such adequate licenses or other rights of use to such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not obligated to pay a royalty, grant a license or provide other consideration to any third party in connection with the Company Intellectual Property other than as disclosed in the SEC Documents or except as would not have a Material Adverse Effect. Except as disclosed in the SEC Documents, (i) the Company has not received any notice of infringement or conflict with asserted rights of others with respect to any Company Intellectual Property except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the conduct of the business of the Company in the manner described in the SEC Documents does not to the Company’s knowledge infringe, interfere or conflict with any valid issued patent claim or other intellectual property right of any third party and (iii) no third party, including any academic or governmental organization, possesses or, to the knowledge of the Company, could obtain rights to the Company Intellectual Property which, if exercised, could enable such party to develop products competitive to those of the Company except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the SEC Documents, the Company has not received any notice nor has any knowledge of (i) any potential infringement or misappropriation by others of the Company Intellectual Property or (ii) any intellectual property of others that conflicts or interferes with the Company Intellectual Property. To the Company’s knowledge, no claim of any patent or patent application (assuming the claims of patent applications issue as currently pending) included in the Company Intellectual Property is unenforceable or invalid, except for such unenforceability or invalidity that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Each former and current employee and independent contractor of the Company has signed and delivered one or more written contracts with the Company pursuant to which such employee or independent contractor assigns to the Company all of his, her or its rights in and to any inventions, discoveries, improvements, works of authorship, know-how or information made, conceived, reduced to practice, authored or discovered in the course of employment by or performance of services for the Company and any and all patent rights, copyrights, trademark and other intellectual property rights therein or thereto.

3.10 Tax Returns. The Company has timely filed all material federal, state and foreign income and franchise tax returns required to be filed by the Company on or prior to the date hereof, and has paid all taxes of the Company (whether or not shown on such returns), and there is no material tax deficiency that has been asserted against the Company. All tax liabilities are adequately provided for on the books of the Company.

3.11 Internal Controls. Except as disclosed in the SEC Documents, the Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.12 Audit Committee. The Company’s Board of Directors has validly appointed an Audit Committee whose composition satisfies the requirements of Rule 4350(d)(2) of the Rules of the NASDAQ Stock Market LLC (the “NASDAQ Rules”) and the Board of Directors and/or the Audit Committee has adopted a charter that satisfies the requirements of Rule 4350(d)(1) of the NASDAQ Rules. The Audit Committee has reviewed the adequacy of its charter within the past 12 months.

3.13 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) in accordance with the Rules and Regulations applicable to the Company as of the Effective Date. The Company is in compliance in all material respects with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.

3.14 Insurance. The Company maintains insurance of the types and in the amounts it reasonably believes to be adequate for its business and consistent with insurance coverage maintained by similar companies in similar businesses, all of which insurance is in full force and effect; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

3.15 Losses. The Company has not sustained since September 30, 2007 any material losses or interferences with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.

3.16 Labor Disputes. No labor dispute with any officer or key employee of the Company exists or, to the Company’s knowledge, is imminent, and no such officer or key employee has notified the Company in writing of his or her intention to resign or otherwise terminate or materially modify his or her relationship with the

Company. No labor dispute with any other employees of the Company exists or, to the Company’s knowledge, is imminent which would reasonably be expected to have a Material Adverse Effect. No collective bargaining agreement exists with any of the Company’s employees and, to the Company’s knowledge, no such agreement is imminent.

3.17 NASDAQ Global Market. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the NASDAQ Global Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Market. The Company has not received any notification that the SEC or the NASDAQ Stock Market LLC is contemplating terminating such registration or listing. The Company has taken all actions necessary to list the Securities on the NASDAQ Global Market. The Company is in material compliance with all corporate governance requirements of the NASDAQ Global Market. The Company shall comply with all requirements of NASDAQ with respect to the issuance of the Shares and the listing of the Shares on the NASDAQ Global Market.

3.18 Investment Company. The Company is not and, after giving effect to the offering and sale of the Securities, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

3.19 Offering Materials. Other than the SEC Documents and the Operative Agreements (collectively, the “Offering Materials”), the Company has not distributed and, prior to the Initial Closing Date, will not distribute, any offering materials in connection with the offering and sale of the Securities. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would require the offer, issuance or sale of the Shares, as contemplated by this Agreement, to be registered under Section 5 of the Securities Act.

3.20 No Manipulation of Stock. The Company has not, and to the Company’s knowledge no Person acting on behalf of the Company has, taken, directly or indirectly, any action designed to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

3.21 ERISA. The Company is in compliance in all material respects with all currently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); to the Company’s knowledge, no unwaivable “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.22 Environmental. Except as set forth in the SEC Documents: (i) the Company is in material compliance with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Laws”) which are applicable to its business; (ii) the Company has not received any notice from any governmental authority or third party of an asserted claim under Environmental Laws, which claim is required to be disclosed in the SEC Documents; (iii), to the Company’s knowledge, the Company is not currently required to make future material capital expenditures to comply with Environmental Laws; and (iv) to the Company’s knowledge, no property that is owned, leased or occupied by the Company has been designated a Superfund site pursuant to the Comprehensive Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law.

3.23 Related Party Transactions. Except as set forth in the Company’s SEC Documents, none of the officers, directors or employees of the Company is presently a party to any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

3.24 Sales or Issuances. The Company has not sold or issued any shares of Common Stock during the six-month period preceding the date of this Agreement, including any sales pursuant to Rule 144A under, or Regulations D of, the Act, other than shares issued in a public offering pursuant to a valid and effective registration statement filed with the SEC or shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

3.25 Regulatory Compliance.

(a) The Company possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as currently conducted, including without limitation, and as applicable, all such certificates, authorizations and permits required by the United States Food and Drug Administration (the “FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials. The Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(b) Except to the extent set forth in the Company’s SEC Documents, the Company has not received any written notices or statements from the FDA, the European Medicines Agency (the “EMEA”) or any other governmental agency that (i) any new drug application or marketing authorization application for any product or potential product of the Company is or has been rejected or determined to be non-approvable in a final determination by any such regulatory authority; (ii) any license, approval, permit or authorization to conduct any clinical trial of or market any product or potential product of the Company has been, will be or may be suspended, revoked, modified or limited, except in the case of clause (ii) where such rejections, determinations, delays, requests, suspensions, revocations, modifications or limitations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the Company’s knowledge, and to the extent submitted by the Company in an application to support regulatory approval, the preclinical and clinical testing, application for marketing approval of, manufacture, distribution, promotion and sale of the products and potential products of the Company is in compliance, in all material respects, with all laws, rules and regulations applicable to such activities, including without limitation applicable good laboratory practices, good clinical practices and good manufacturing practices. The descriptions of the results of such tests and trials contained in the SEC Documents are accurate in all material respects. The Company has not received written notice of adverse finding, warning letter or clinical hold notice from the FDA or any non-U.S. counterpart of any of the foregoing, or any untitled letter or other correspondence or notice from the FDA or any other governmental authority or agency or any institutional or ethical review board alleging or asserting noncompliance with any law, rule or regulation applicable in any jurisdiction, except notices, letters, and correspondences and non-U.S. counterparts thereof alleging or asserting such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action relating to an alleged or potential lack of safety or efficacy of any product or potential product of the Company, any alleged product defect of any product or potential product of the Company, or any violation of any material applicable law, rule, regulation or any clinical trial or marketing license, approval, permit or authorization for any product or potential product of the Company, and the Company has no knowledge of any facts that would reasonably cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other governmental agency or authority or any institutional or ethical review board or other non-governmental authority intends to impose, require, request or suggest such notice or action.

3.26 SEC Documents. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. As of their respective filing dates, the SEC Documents complied or will comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document filed prior to the Initial Closing Date.

3.27 Brokers or Finders. Except for Pacific Growth Equities, Inc., the Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and, except for certain fees and expenses payable by the Company to Pacific Growth Equities, Inc., the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.28 No General Solicitation. Neither the Company nor, to the knowledge of the Company, any person acting for the Company, has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to any of the Securities being offered hereby. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. To the Company’s knowledge, the issuance and sale of the Securities hereunder does not contravene the rules and regulations of Nasdaq.

3.29 Foreign Corrupt Practices. Neither the Company nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.30 Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provisions under the Company’s charter documents or the laws of its state of incorporation or otherwise which is or could become applicable to any Purchaser as a result of the transactions contemplated by the Operative Agreements, including, without limitation, the Company’s issuance of the Shares and any Purchaser’s ownership of the Shares. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

3.31 Disclosure. The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company, when taken together as a whole with along with the SEC

Documents, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Company’s knowledge and except for the transactions contemplated by the Operative Agreements, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date of this Agreement or announcement by the Company but which has not been so publicly announced or disclosed.

4. Representations and Warranties of the Purchasers. Each Purchaser severally for itself, and not jointly with the other Purchasers, represents and warrants to the Company as follows as of the Closing in which such Purchaser participates:

4.1 Authorization. All action on the part of such Purchaser and, if applicable, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of the Operative Agreements and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered, each of the Operative Agreements will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. Such Purchaser has all requisite power to enter into each of the Operative Agreements and to carry out and perform its obligations under the terms of the Operative Agreements. Such Purchaser has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and has the ability to bear the economic risks of an investment in the Securities for an indefinite period of time. The Purchaser acknowledges that the Placement Agent has made no representations or warranties regarding the Company; the Purchaser agrees that neither the Placement Agent nor any of its controlling persons, Affiliates, directors, officers, employees or consultants shall have any liability to the Purchaser or any person asserting claims on behalf of or in right of the Purchaser for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the Purchaser’s purchase of Securities.

4.2 Purchase Entirely for Own Account. Such Purchaser is acquiring the Securities being purchased by it hereunder for investment, for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act. Such Purchaser has not entered into an agreement or understanding with any other party to resell or distribute such Securities.

4.3 Investor Status; Etc. Such Purchaser certifies and represents to the Company that it is now, and at the time such Purchaser acquires any of the Securities, such Purchaser will be, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Securities. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. To the knowledge of such Purchaser, such Purchaser has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Securities and has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

4.4 Confidential Information. Each Purchaser understands that any information, other than the SEC Documents, provided to such Purchaser by the Company, including, without limitation, the existence and nature of all discussions and presentations, if any, regarding this offering and the Operative Agreements, is strictly confidential and proprietary to the Company and is being submitted to the Purchaser solely for such Purchaser’s confidential use in connection with its investment decision regarding the Securities. Such Purchaser agrees to use such information for the sole purpose of evaluating a possible investment in the Securities and such Purchaser hereby acknowledges that it is prohibited from reproducing or distributing such information, the Operative Agreements, or any other offering materials, in whole or in part, or divulging or discussing any of their contents except for use internally and by its legal counsel and except as required by law or legal process. Such Purchaser understands that the federal securities laws prohibit any person who possesses material nonpublic information about a company from trading in securities of such company.

4.5 Shares Not Registered. Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.6 No Conflict. The execution and delivery of the Operative Agreements by such Purchaser and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under (i) any provision of the organizational documents of such Purchaser, (ii) any material agreement or instrument, permit, franchise, or license to which such Purchaser is a party or (iii) any judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

4.7 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.8 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the applicable Closing.

4.9 No Intent to Effect a Change of Control. Such Purchaser has no present intent to change or influence the control of the Company within the meaning of Rule 13d of the Exchange Act.

4.10 Acknowledgments Regarding Placement Agent. Such Purchaser acknowledges that Pacific Growth Equities, Inc. is acting as placement agent (the “Placement Agent”) for the Securities being offered hereby and will be compensated by the Company for acting in such capacity. Such Purchaser further acknowledges that the Placement Agent has acted solely as placement agent for the Company in connection with the offering of the Securities by the Company, that if the Placement Agent provided any information and data to such Purchaser in connection with the transactions contemplated hereby, that such information and data have not been subjected to independent verification by the Placement Agent, and that the Placement Agent makes no representation or warranty with respect to the accuracy or completeness of such information, data or other related disclosure material. Such Purchaser further acknowledges that in making its decision to enter into this Agreement and purchase the Securities it has relied on its own examination of the Company and the terms of, and consequences, of holding the Securities. Such Purchaser further acknowledges that the provisions of this Section 4.10 are also for the benefit of, and may also be enforced by, the Placement Agent.

4.11 Information. To such Purchaser’s knowledge, such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company, and materials relating to the offer and sale of the Securities, if any, that have been requested by the Purchaser or its advisors, if any. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser acknowledges and understands that its investment in the Securities involves a significant degree of risk, including the risks reflected in the SEC Documents.

4.12 No Public Offering. Such Purchaser has not received any information relating to the Securities or the Company that constitutes, and is not purchasing the Securities as a result of, any form of general solicitation or general advertising, including but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or pursuant to any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

4.13 Short Positions. Such Purchaser will not use any of the Securities acquired pursuant to this Agreement to cover any short position in the Common Stock.

5. Conditions Precedent.

5.1 Conditions to the Obligation of the Purchasers to Consummate the Closings. The obligation of each Purchaser to consummate a Closing in which it is designated to participate in as set forth on Exhibit A and to purchase and pay for the Securities being purchased by it pursuant to this Agreement is subject to the satisfaction or waiver by the Majority Purchasers of the following conditions precedent:

(a) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date, provided that representations and warranties that are qualified by materiality by their terms shall be true and correct on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date. The Company shall have delivered to the Purchasers at the Closings a certificate of an officer of the Company to the foregoing effect and dated as of the Initial Closing.

(b) The Registration Rights Agreement shall have been executed and delivered by the Company.

(c) Amendment No.1 to the Third Amended and Restated Investors Rights Agreement (amending the Company’s Third Amended and Restated Investors Rights Agreement, dated as of November 14, 2005, as amended (the “IRA”)) shall have been executed and delivered by the Company and the holders of at least a majority of the Registrable Securities (as defined in the IRA).

(d) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Initial Closing Date. The Company shall have delivered to the Purchasers at the closing a certificate of an officer of the Company to the foregoing effect and dated as of the Initial Closing.

(e) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Initial Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

(f) The purchase of and payment for the Securities by the Purchasers shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(g) The Purchasers participating in the Initial Closing shall have received an opinion of legal counsel to the Company addressed to them with respect to the Shares and Warrants being issued to them in such Closing and dated as of such Closing, and the Purchasers participating in the Subsequent Closing shall have received an opinion of legal counsel to the Company addressed to them with respect to the Shares and Warrants being issued to them in such Closing and dated as of such Closing, with each such opinion being substantially in the form of Exhibit C attached hereto, as appropriate.

(h) The Company shall have delivered to the Purchasers at the Closings a certificate of the secretary of the Company in customary form and dated as of the Initial Closing.

(i) Purchasers shall have committed to purchase an aggregate total of at least $22,500,000 of Shares and Warrants hereunder as of the Initial Closing.

5.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate each Closing and to issue and sell to each of the Purchasers the Securities to be purchased by it at such Closing is subject to the satisfaction or waiver by the Company of the following conditions precedent:

(a) The representations and warranties contained herein of such Purchaser contained herein shall be true and correct in all material respects on and as of such Purchaser’s Closing with the same force and effect as though made on and as of such Closing, provided that representations and warranties that are qualified by materiality by their terms shall be true and correct on and as of such Purchaser’s Closing with the same force and effect as though made on and as of such Closing.

(b) Amendment No.1 to the Third Amended and Restated Investors Rights Agreement shall have been executed and delivered by each Purchaser and the holders of at least a majority of the Registrable Securities (as defined in the IRA).

(c) The Purchasers shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchasers on or prior to the Closing in which they participate.

(d) To the knowledge of the Company, no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Initial Closing, shall have been instituted and be pending before any court, arbitrator or governmental body, agency or official.

(e) The sale of the Securities by the Company shall not be prohibited by any law or governmental order or regulation.

6. Transfer, Legends.

6.1 Securities Law Transfer Restrictions.

(a) Each Purchaser understands that the Securities have not been registered under the Securities Act or any state securities laws, and each Purchaser agrees that it will not sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”) the Securities nor will such Purchaser engage in any hedging or other transaction which is designed to or could be reasonably expected to lead to or result in a Disposition of Securities by such Purchaser unless (a) the Securities are registered under the Securities Act, or (b) such Purchaser shall have delivered to the Company an opinion of counsel in form, substance and scope reasonably acceptable to the Company, to the effect that registration is not required under the Securities Act or any applicable state securities law. In that connection, such Purchaser is aware of Rule 144 under the Securities Act and the restrictions imposed thereby. Such Purchaser acknowledges and agrees that no sales of the Securities may be made under the registration statement filed by the Company pursuant to the Registration Rights Agreement (the “Registration Statement”) and that the Securities are not transferable on the books of the Company unless the certificate submitted to the transfer agent evidencing the Securities is accompanied by a separate Purchaser’s Certificate of Subsequent Sale: (i) in the form of Exhibit D hereto; (ii) executed by an officer of, or other authorized person designated by, the Purchaser; and (iii) to the effect that (A) the shares have been sold in accordance with the Registration Statement, the Securities Act and any applicable state securities or blue sky laws, and (B) the requirement of delivering a current prospectus has been satisfied. Each Purchaser agrees that it has not and will not engaged in or used any of the Securities acquired pursuant to this Agreement to engage in any hedging or other transactions prohibited under federal or state securities laws. Such prohibited hedging or other transactions would include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of the Company.

(b) Each Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Securities, or possession or distribution of offering materials in connection with the issue of Securities, in any jurisdiction outside of the United States where action for that purpose is required. Each Purchaser outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agent is not authorized to make any representation or use any information in connection with the issue, placement, purchase and sale of the Securities.

(c) Each Purchaser acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the Registration Statement, until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC or until the Company has amended or supplemented such Prospectus.

6.2 Legends.

(a) Each certificate representing any of the Shares and each Warrant shall be endorsed with the legend set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.”

(b) After the earlier of (i) the effectiveness of the Registration Statement and receipt by the Company of a Purchaser’s written confirmation that such Purchaser has complied with the prospectus delivery requirements of the Securities Act in connection with such Purchaser’s disposition of the Securities or (ii) Rule 144(k) under the Securities Act becoming available to a Purchaser, the Company shall, upon such Purchaser’s written request, promptly cause certificates evidencing the Purchaser’s Shares or the Warrant to be replaced with certificates, or a Warrant, as the case may be, that do not bear such restrictive legends. The Company’s obligation to issue unlegended certificates or Warrants pursuant to this Section 6.2(b) shall be excused if (i) the SEC promulgates any rule or interpretation expressly prohibiting removal of legends in such circumstances, (ii) the SEC or other regulatory authority instructs the Company or its transfer agent not to remove such legends or (iii) the SEC makes it a condition to the effectiveness of the Registration Statement to that the Company continue to keep such legends in place.

(c) Notwithstanding the removal of legends as provided in Section 6.2(b), until a Purchaser’s Shares are sold pursuant to the Registration Statement or Rule 144(k) becomes available to the Purchaser, the Purchaser shall continue to hold such shares in the form of a definitive stock certificate and shall not hold the shares in street name or in book-entry form with a securities depository.

7. Termination; Liabilities Consequent Thereon. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Initial Closing only as follows:

(a) by the Majority Purchasers, upon notice to the Company if the conditions set forth in Section 5.1 shall not have been satisfied on or prior to January 8, 2008, provided that the Majority Purchasers shall not be entitled to terminate this Agreement pursuant to this Section 7(a) if the failure of such conditions to be satisfied is due primarily to a failure of the Majority Purchasers to perform their obligations under this Agreement;

(b) by the Company, upon notice to the Purchasers if the conditions set forth in Section 5.2 shall not have been satisfied on or prior to January 8, 2008, provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7(b) if the failure of such conditions to be satisfied is due primarily to a failure of the Company to perform its obligations under this Agreement;

(c) at any time by mutual agreement of the Company and the Purchasers.

Any termination pursuant to this Section 7 shall be without liability on the part of any party, unless such termination is the result of a material breach of this Agreement by a party to this Agreement in which case such breaching party shall remain liable for such breach notwithstanding any termination of this Agreement.

8. Miscellaneous Provisions.

8.1 Public Statements or Releases. The Company shall, by 8:30 a.m. Eastern time on the business day following the Initial Closing Date, file a Current Report on Form 8-K (the “Announcing 8-K”), disclosing the transactions contemplated hereby and make such other filings and notices in the manner and time required by the SEC. The Company and each Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby prior to the filing of the Announcing 8-K, and none of the parties to this Agreement shall, prior to the filing of the Announcing 8-K, make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided, that nothing in this Section 8.1 shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations for any proposed public announcement prior to the Announcing 8-K, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

8.2 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.3 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.4 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.5 Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

(a) All correspondence to the Company shall be addressed as follows:

NeurogesX, Inc.
221 Bridgepointe Parkway, Suite 200
San Mateo, California 94404
Attention:	Anthony DiTonno
President & Chief Executive Officer
Facsimile:	650-412-1999

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention:	Michael J. O’Donnell
Facsimile:	650-493-6811

All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in Exhibit A.

(b) Any entity may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

8.6 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

8.7 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.8 Governing Law; Injunctive Relief.

(a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of California and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

8.9 Amendments. This Agreement may not be amended or modified except pursuant to an instrument in writing signed by the Company and the Majority Purchasers.

8.10 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.11 Expenses. Each party will bear its own costs and expenses in connection with this Agreement, provided that at the Subsequent Closing the Company shall reimburse SV Life Sciences for its expenses in connection with the transaction, including the fees and expenses of Goodwin Procter LLP, up to a maximum of $50,000.

8.12 Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. No party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, however, that a Purchaser may assign its rights hereunder with respect to any Securities transferred to a “Qualified Holder” pursuant to and in compliance with Section 13 of the Registration Rights Agreement, and may designate such Qualified Holder to perform the duties of the Purchaser hereunder with respect to such transferred Securities; provided further that irrespective of such transfer and designation the Purchaser shall remain obligated hereunder with respect to all of such Purchaser’s purchased Securities. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

8.13 Survival. The respective representations and warranties given by the parties hereto, and the other covenants and agreements contained herein, shall survive the Initial Closing Date and the consummation of the transactions contemplated herein for a period of two years, without regard to any investigation made by any party.

8.14 Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.15 Waiver of Conflicts. Each party to this Agreement acknowledges that Wilson Sonsini Goodrich & Rosati, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Purchasers in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in equity and other investments, including venture capital financings, and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Wilson Sonsini Goodrich & Rosati’s representation of certain of the Purchasers in such unrelated matters and to Wilson Sonsini Goodrich & Rosati’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

8.16 Entire Agreement. This Agreement, the Registration Rights Agreement and Amendment No.1 to the Third Amended and Restated Investors’ Rights Agreement constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Majority Purchasers.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

NEUROGESX, INC.

By:	/s/ Stephen Ghiglieri
Name:	Stephen Ghiglieri
Title:	Chief Financial Officer

THE PURCHASER’S SIGNATURE TO THE INVESTOR QUESTIONNAIRE DATED OF EVEN DATE HEREWITH SHALL CONSTITUTE THE PURCHASER’S SIGNATURE TO THIS SECURITIES PURCHASE AGREEMENT.

Exhibit A

SCHEDULE OF PURCHASERS

Purchaser Name and Address	Number of Shares to be Purchased	Number of Warrants to be Purchased	Number Warrant Shares Underlying Warrants	Aggregate Purchase Price of Shares and Warrant
SV Life Sciences Fund IV L.P. 60 State Street Suite 3650 Boston, MA 02109 Attn: Denise Marks Tel: 617-367-8100	2,345,947	1	703,784	$14,585,925.46	*

SV Life Sciences Fund IV Strategic Partners, L.P. 60 State Street Suite 3650 Boston, MA 02109 Attn: Denise Marks Tel: 617-367-8100	66,603	1	19,981	$414,104.17	*

Deerfield Special Situations Fund, L.P. 780 3rd Avenue, 37th Floor New York, NY, 10017 Attn: Darren Levine Tel: 212-555-1600 Fax: 212-599-3075	286,292	1	85,887	$1,780,020.44	*

Deerfield Special Situations Fund International Ltd. 780 3rd Avenue, 37th Floor New York, NY, 10017 Attn: Darren Levine Tel: 212-555-1600 Fax: 212-599-3075	517,898	1	155,370	$3,220,030.89	*

ARCH Venture Fund V, L.P. Attn: Mark McDonnell 8725 West Higgins Road, #290 Chicago, IL 60631	382,170	1	114,651	$2,376,141.98	**

Cross Creek Capital L.P. 150 Social Hall Ave. 4th Floor Salt Lake City, Utah 84111 Attn: Allison Christensen 801-983-4155	291,969	1	87,591	$1,815,317.30	*

Cross Creek Capital Employees’ Fund, L.P. 150 Social Hall Ave. 4th Floor Salt Lake City, Utah 84111 Attn: Allison Christensen 801-983-4155	28,700	1	8,610	$178,442.25	*

Wasatch Microcap Value Fund 150 Social Hall Ave. 4th Floor Salt Lake City, Utah 84111 Attn: Allison Christensen 801-983-4155	101,331	1	30,399	$630,025.46	*

*	Initial Closing participant.
**	Subsequent Closing participant.

Exhibit B

FORM OF WARRANT

Exhibit C

LEGAL OPINION

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to carry on its business as described in the SEC Documents. The Company is qualified to do business as a foreign corporation in the State of California.

2. The Company has the corporate power and authority to execute and deliver the Transaction Documents, to sell and issue the Shares and Warrants under the Agreement, to issue the Underlying Shares and to carry out and perform its obligations under the terms of the Transaction Documents.

3. The Shares to be issued under the Agreement will, when issued and paid for in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable. The Underlying Shares will, when issued and paid for in accordance with the terms of the Warrants, be validly issued, fully paid and nonassessable and free of any preemptive rights or similar rights contained in the Amended and Restated Certificate of Incorporation or bylaws of the Company, provided, however, that the Shares and Underlying Shares may be subject to restrictions on transfer under applicable state and U.S. federal securities laws.

4. All corporate action on the part of the Company necessary for the authorization, execution and delivery of the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Shares, the Warrants and the Underlying Shares and the performance by the Company of its obligations under the Transaction Documents has been taken.

5. Each of the Transaction Documents has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents and the issuance of the Shares, the Warrants and the Underlying Shares do not violate any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Company, or any provision of any applicable U.S. federal, California or Delaware law, rule or regulation known to us to be customarily applicable to transactions of this nature. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, and the issuance of the Shares, the Warrants and the Underlying Shares do not violate, or constitute a default under, the Reviewed Agreements.

7. No consent, approval or authorization of or designation, declaration or filing with any U.S. federal, California or Delaware governmental authority on the part of the Company is required for the valid execution and delivery of the Transaction Documents, or the offer, sale or issuance of the Shares, the Warrants or the Underlying Shares, except (i) the filing of a Form D under the Securities Act of 1933 or (ii) state securities law filings.

8. No registration of the Shares or the Warrants under the Securities Act is required for the offer, sale and delivery of the Shares and Warrants (and the Underlying Shares if such Underlying Shares were issued upon exercise as of the Initial Closing) by the Company to the Purchasers pursuant to the Agreement (it being understood that no opinion is expressed as to any subsequent resale of any Shares, Warrants or Warrant Shares).

9. The Company is not, and after giving effect to the transactions contemplated by the Transaction Documents will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Exhibit D

PURCHASER’S CERTIFICATE OF SUBSEQUENT SALE

Attention:	NeurogesX, Inc. Chief Financial Officer

The undersigned, [an officer of, or other person duly authorized by]                                                                                   [fill in official name of individual or institution] hereby certifies that he/she [said institution] is the Purchaser (as defined in the Securities Purchase Agreement, dated as of December 23, 2007) of the Securities evidenced by the attached certificate, and as such, sold such shares on                                          in accordance with the Registration Statement number                                          [fill in the number of or otherwise identify Registration Statement] and the requirement of delivering a current prospectus forming a part of such Registration Statement has been complied with in connection with such sale.

Print or Type:

Name of Purchaser (Individual or Institution):

Name of Individual Representing Purchaser (if an institution):

Title of Individual Representing Purchaser (if an institution):

Signature by:

Individual Purchaser or Individual Representing Purchaser:

Appendix I

FORM OF INVESTOR QUESTIONNAIRE